Exhibit 107

Calculation of Filing Fee Tables

           F-1

(Form Type)

Micware Co., Ltd.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

	Security Type	Security Class Title(1)	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Proposed Maximum Aggregate Offering Price(2)	Fee Rate	Amount of Registration Fee
Fees Previously Paid	Equity	Ordinary Shares(3)	Rule 457(o)	-	-	$22,252,500	0.00013810	$3,073.07
	Total Offering Amounts					$22,252,500		$3,073.07
	Total Fees Previously Paid							$3,073.07
	Total Fee Offset							$0
	Net Fee Due							$0

(1)	American depositary shares (“ADSs”) issuable upon deposit of the ordinary shares registered hereby will be registered under a separate registration statement on Form F-6 (Registration No. 333-295015). Each ADS represents one ordinary share.
(2)	Estimated solely for the purpose of determining the amount of registration fee in accordance with Rule 457(o) under the Securities Act of 1933, as amended (the “Securities Act”).
(3)

Includes ordinary shares represented by ADSs that may be purchased by the underwriters pursuant to their option to purchase additional ADSs to cover over-allotments, if any.

In accordance with Rule 416, the Registrant is also registering an indeterminate number of additional ordinary shares that shall be issuable after the date hereof as a result of share splits, share dividends, or similar transactions.